Exhibit 99.2

Answers Corporation
3rd Quarter 2007 Conference Call
4:30PM EST, November 6, 2007

PARTICIPANTS:

Robert Rosenschein, Chairman & CEO

Steve Steinberg, CFO

Bruce Smith, Chief Strategic Officer

Bruce Smith

Good afternoon, and welcome to Answers Corporation’s Third Quarter 2007 conference call. My name is Bruce Smith, Chief Strategic Officer. Joining me are Bob Rosenschein, Chairman and CEO, and Steve Steinberg, CFO. This call is also being broadcast over the web and can be accessed from our Investor Center page at ir.answers.com. A replay of this call will be available at the site shortly after the completion of the call. At the conclusion of our prepared remarks, we’ll open the call for your questions.

Before we begin, let’s cover a few legalities. I would caution you that comments made during this call by management contain forward-looking statements, including predictions and estimates that involve risks and uncertainties. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important factors may cause our actual results to differ materially, including, among others, our ability to improve traffic and monetization; a decision by Google, currently the provider of the vast majority of our search engine traffic, or other search engines, to block our pages from users’ search results or otherwise adjust their algorithms in a manner detrimental to us, as experienced recently; a decision by Google to stop directing user traffic to

Answers.com through its definition link; and other risk factors. We would also like to note specific risk factors relating to our proposed acquisition of Lexico Publishing Group, LLC, including among others, the inability to consummate or delays in closing the transaction due to failure to obtain necessary financing and fulfillment of certain closing conditions, as well as the significant costs involved in such failure to complete the deal; the potential inability to improve Lexico’s monetization rates and our ability to realize other intended benefits of the transaction; our inability to integrate the operations of Lexico and other risk factors. Additional specific factors that may actually cause results or events to differ materially from those described in any forward looking statements can be found in our most recent quarterly report on Form 10-Q/A.

Furthermore, information shared on this call is accurate only as of the date of this call and we assume no obligation to update such information.

Finally, we will be discussing adjusted EBITDA financial measures for Answers and EBITDA financial measure for Lexico on today’s conference call. We provide a reconciliation of those measures to the most directly comparable GAAP financial measures and the list of the reasons why the company uses these measures in today’s press release posted on our corporate Website at: ir.answers.com.

With that said, I’ll turn the call over to Bob Rosenschein.

Bob Rosenschein

Good afternoon and welcome to our call.

We have successfully navigated one of the most difficult quarters in our history. Even after losing 28% of our traffic and revenue this summer, our Q4 revenue guidance is roughly equal to the all-time high we achieved in Q1 2007, with the mid-point of our guidance achieving positive adjusted EBITDA. In other words, we took a body blow but are almost fully recovered in under two quarters.

The two main reasons for our revenue recovery are: our traction in direct ad sales and growth in WikiAnswers traffic. We are excited to report some very significant positive trends to you today.

•                  WikiAnswers continues its dramatic growth with revenue up 72% sequentially to $304 thousand in Q3.

•                  According to ComScore, for the first nine months of 2007, WikiAnswers was the second fastest growing domain among the top 1,500 US domains.

•                  Direct advertising revenue is beginning to deliver on its promise, generating $256 thousand in Q3. We already have orders in Q4 for approximately $500 thousand and are projecting around $600 thousand of revenue for the quarter. Remember that our direct sales team has only been fully in place since mid-June.

•                  Even with the summer revenue setback, our Q3 revenues were actually up 19% over Q3 2006, and the projected mid-point of our Q4 revenue guidance represents a 18% increase over Q4 2006.

•                  We are more committed than ever to completing the purchase of Lexico, creator of Dictionary.com. Lexico’s financial performance for the first nine months of 2007 has been remarkably strong. Revenues were $6.2 million, up 24% from $5.0 million for the same period last year. EBITDA was $2.5 million, compared to approximately $2.2 million for the same period last year. EBITDA would have reached $3.0 million without one-time deal-related expenses of approximately $500 thousand, which is a 36% improvement year-over-year.

•                  Lexico’s RPMs are also up materially this year, climbing from $1.46 in Q1 to $1.79 in Q2 to $1.87 in Q3 and jumping to over $2.00 for the month of October.

•                  Since signing the purchase agreement in July, we are pleased that Lexico’s overall financial performance has made the acquisition ever more compelling. What might have seemed an expensive acquisition to some is already proving to be a very reasonable valuation.

Let’s turn the call over to Steve Steinberg, our CFO, for a more detailed recap of our Q3 financials.

Steve…

Steve Steinberg

Thanks, Bob, and good afternoon. Here is an overview of our Q3 2007 financial performance. For a more detailed review, please see our Form 10-Q, which will be filed tomorrow.

First the highlights:

Q3 revenues were $2,208,000, an increase of 19% compared to the same period in 2006, and a decrease of 21% compared to $2,810,000, reported in the previous quarter. The GAAP net loss in Q3 was $1,950,000, compared to the Q2 GAAP net loss of $1,247,000. We had adjusted EBITDA of minus $733,000 in Q3 2007, compared to Q2 adjusted EBITDA of minus $312,000.

Now… some details:

The breakdown of our Q3 revenues of $2,208,000 was as follows. $1,861,000, or 84% of our revenue, was from Answers.com, while $304,000, or 14%, was from WikiAnswers. The remaining amount resulted from licensing our service.

WikiAnswers growth over the past few quarters has been very impressive. Average daily page views in Q3 were 700,000. WikiAnswers revenues in Q1, Q2 and Q3 were $116,000, $177,000 and $304,000, respectively. That’s revenue growth of 188% in just two quarters.

Regarding Answers.com — our average daily page views this quarter decreased by 24%, to 3.73 million from 4.89 million in Q2. As you know, this decline resulted from the Google algorithm change that we experienced in July 2007.

Our Answers.com average RPM in Q3 decreased slightly — 6% — to $5.41, from $5.73 in Q2. We continue to believe that, going forward, RPMs from third-party monetization partners will fluctuate somewhat around current levels and that future RPM upside will come primarily from our direct ad sales efforts.

Direct ad sales contributed a modest $256,000 in revenues in Q3, as our direct ad sales team was in place only at the end of Q2. We expect direct ad sales to contribute approximately $600,000 to our Q4 revenue.

Adjusted operating expenses, meaning the operating expenses included in our adjusted EBITDA, were $2,941,000 in Q3, compared to $3,122,000 in

Q2, a net decrease of $181,000, or 6%. The headcount reduction in mid-August eliminated approximately $75,000 in monthly base compensation costs. The remaining net decrease was driven by many miscellaneous factors, including decreased recruiting fees.

Also, in Q3, we began hedging the dollar against the Israeli shekel. This resulted in a $70,000 reduction in expenses in Q3, which includes $50,000 relating to contracts which actually mature in Q4.

Our headcount at the end of Q3 was 68, compared to 77 at the end of Q2, which was before the August restructuring.

Now, let’s review some balance sheet data:

Cash, investment securities and long-term deposits with banks as of September 30, 2007 were approximately $7.9 million, approximately $850,000 less than the end of the previous quarter. The drop resulted from cash used in operations of $414,000, capital expenditures of $67,000, and costs connected to the Lexico transaction of $393,000.

Let’s talk about our Q4 2007 outlook.

We forecast that our Q4 revenues will be in a range of $2,850,000 - $3,050,000. We expect our adjusted EBITDA to be in a range of minus $50,000 to a positive $150,000. This factors in no Lexico contribution.

Finally, for the first time, we are giving annual guidance for calendar 2008.

Assuming that we close the Lexico transaction by the end of this year, we are forecasting total revenues next year between $28 million and $30 million. I want to call to your attention that due to a technical problem there was an error in the press release issued earlier today and we corrected such error in a revised press release clarifying that the 2008 revenue guidance range is $28 million and $30 million. We expect our adjusted EBITDA to be in the range of $8 million to $9 million in 2008.

Let’s turn the call back over to Bruce.

Bruce Smith:

Thanks Steve.

I would like to recap the Lexico acquisition and discuss in more detail their success this year. Lexico owns three great web properties, Dicitonary.com, Thesaurus.com and Reference.com. Their combined page views in the third quarter were 1.1 billion or 11.78 million per day or 2.7 times Answers’ combined properties. For the first nine months of 2007, their traffic was up 29%, year-over-year.

As we stated previously, approximately 85% of this traffic is direct; this is one of the most attractive aspects of the acquisition. On a combined basis, over 70% of our joint traffic will be direct, significantly reducing any risks associated with search engine traffic.

Lexico has also made significant strides in their RPMs. They started the year at $1.46 in Q1, improved it to $1.79 in Q2, and were $1.87 in Q3. And as Bob stated in his opening remarks, they were in excess of $2.00 in October. Much of this improvement results from fixes to their implementation, plus taking advantage of some of the techniques we use on Answers.com.

This strong traffic growth, along with improving RPMs and strong expense controls, resulted in very strong financial performance for the first three quarters of 2007. For the first nine months of 2007, revenues were up 24% to $6.2 million compared to the same period in 2006 and EBITDA was a strong $2.5 million. This would have been roughly $500 thousand higher, but for deal-related costs. From a purely financial perspective, this acquisition is looking better and better. Our potential ability to further improve their monetization rates after closing will add incremental value.

To illustrate how powerful the combined properties would be, according ComScore, in September 2007, together we would have ranked as the 22nd most visited Web site in the US, with total unique monthly visitors of 26 million.

To sum it up, all of Lexico’s trends are strongly headed in the right direction, and we look forward to closing the transaction and moving the combined company forward.

I now turn the call back over to Bob.

Bob Rosenschein:

Thanks, Bruce. When we outline our strategy going forward, we have defined a simple goal— to be the leading player in the Question and Answer space, with WikiAnswers as a centerpiece, supplementing our rich Reference Answers library of over 4 million topics from 180 titles. We think that the market is ripe for this unique blend with Q&A, the Wiki way, and the numbers are proving it.

Here is some extra color on just how well WikiAnswers is working:

•                  Traffic growth has been unusually strong. Month over month growth rates were:

•                  August 11%, September 28%, October 30%,  climbing to over 1.1M average daily page views.

•                  As noted, ComScore ranked WikiAnswers as the 2nd fastest growing site in the US, for the first nine months of 2007, based on unique monthly visitors, among the top 1,500 US sites.

•                  We breached the 1,000,000 question milestone, which started at 280,000 when we bought WikiAnswers in November 2006.

•                  The rate of new registered users is growing at an all-time high of  almost 1,700 per day, on a 7-day average, compared to around 150 last November.

•                  New answers are currently growing at an all-time high of over 2,600 per day, on a 7-day average, compared to 250 last November.

•                  All this adds up to an ever-increasing contribution to Answers revenues. Revenues derived from WikiAnswers for the first three quarters of this year were $116 thousand, $177 thousand, $304 thousand. And we expect it to be up sharply again, as high as $500 thousand in Q4.

•                  As a reminder, we purchased WikiAnswers for $2 million in November 2006.

A few other quick comments. First, we recently announced several interesting partnerships. One was a Facebook app, the second was an auto-linking application for WordPress, the popular blogging platform. We are pleased with these new partnerships. For now, they primarily offer branding and traffic upsides, but do not expect material revenue contributions in the near future.

In summary:

•                  After our setback this summer, we’ve come back stronger than ever.

•                  Direct ad sales are gaining traction, as promised.

•                  We are experiencing the powerful network effect on WikiAnswers in both traffic and users, along with commensurate growth in revenues.

•                  We are looking forward to closing the transformative purchase of Dictionary.com. It is clearly highly profitable and we expect it to remain so.

Finally, we want to thank you for your time and support.

Closing the Call (Shareholder.com Operator)

Thank you, all. This concludes today’s teleconference. Please disconnect your lines at this time, and have a good day.

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